Exhibit 99.1

GREAT ELM DME, INC. SUBSIDIARY ACQUIRES THE RESPIRATORY ASSETS OF MIDWEST RESPIRATORY CARE, INC.

Represents Great Elm DME, Inc.’s first “tuck-in” acquisition pursuant to its strategic plan to meaningfully scale the business

Expands operating footprint to three additional Midwest cities significantly increasing the pool of potential patients

Expands Great Elm’s respiratory product offering in the Midwest to include non-invasive ventilators and diversifies payor base

Waltham, Mass., June 14, 2019 – Great Elm Capital Group, Inc. (NASDAQ: GEC) announced today that on June 12, 2019, Focus Respiratory, LLC (“Focus”), a wholly owned subsidiary of Great Elm DME, Inc. (“the Company”), acquired the respiratory assets of Omaha, Nebraska-based Midwest Respiratory Care, Inc. (“MRC”) in an all-cash transaction valued at approximately $6.25 million or 4.6x MRC’s EBITDA less capital expenditures for the twelve months ended April 30, 2019. The acquisition expands the Company’s geographic reach in the Midwestern U.S. beyond its existing Omaha presence by adding respiratory operations in Lincoln, NE, Fort Madison, IA and Lenexa, KS, significantly increasing the pool of potential patients who may be serviced by the Company. The acquisition also presents potential cost synergies, including combining corporate offices in Omaha, implementing best practices with respect to billing and collection and purchasing rental equipment. The acquired assets represent approximately $3.5 million of trailing twelve-month revenue, including approximately $2.8 million of recurring rental revenue, and are estimated to increase the Company’s unleveraged free cash flow by approximately $1.7 million per annum. The acquisition was funded through $3.4 million of additional debt under the Company’s existing term loan facility, $2.7 million of equity from Great Elm Capital Group, Inc. and the remainder from pro rata equity contributions by the Company’s other shareholders.

Upon the closing of the acquisition, MRC’s non-hospice patients became customers of Focus, while MRC focuses its operations on its durable medical equipment business servicing hospice customers.

Exhibit 99.1

“This transaction aligns with our acquisition strategy for the Company by both broadening our footprint and our patient-focused product and service offerings,” remarked Peter A. Reed, Chief Executive Officer of GEC, parent of the Company. “We believe there is a significant opportunity to make additional acquisitions in existing and adjacent geographies. With the acquisition of Midwest Respiratory, we have now scaled our platform in the Midwest to complement our existing platforms in Arizona and the Pacific Northwest. The acquisition also meaningfully diversifies our service offering and payor base in this region as well as supplements our Company-wide organic growth.”

The Company’s CEO Ron Evans added, “Over more than a decade, Midwest Respiratory Care has been a leader in providing high quality respiratory equipment and services in the Midwestern U.S. We anticipate a seamless transition for both Midwest Respiratory’s customers and employees.”

“Midwest Respiratory Care is pleased to partner with Focus, which has a demonstrated track record of providing high quality, patient-centric care in the Omaha region, and we are confident that our customers will continue to receive superior service under Focus’ care,” added Ed DeLashmutt, President of MRC, which will continue to provide hospice and nursing home equipment rental throughout the Midwestern U.S.

About Great Elm DME, Inc. and Great Elm Capital Group, Inc.

Great Elm DME, Inc. is an 80.1%-owned subsidiary of Great Elm Capital Group, Inc. that provides durable medical equipment to customers with respiratory needs in Alaska, Arizona, Nebraska, Oregon, and Washington. Great Elm DME, Inc. also operates sleep testing centers and provides power mobility and other home medical equipment.

Great Elm Capital Group, Inc. is a publicly-traded holding company that is building a business across three verticals: Operating Companies, Investment Management and Real Estate. Great Elm Capital Group, Inc.’s website can be found at www.greatelmcap.com.

About Midwest Respiratory Care, Inc.

Founded in 2005 by Edward C. DeLashmutt, Midwest Respiratory Care, Inc. offers oxygen concentrators, continuous and bilevel positive airway pressure machines, vented holding chambers, electric and non-electric hospital beds, alternating pressure pads, low air loss mattresses, wheelchairs, and ambulatory medical equipment. Midwest is dedicated to exceeding its customers’ expectations in providing the greatest quality and value in healthcare-related products, supplies and services to its home patients as well as hospice and nursing home partners throughout the Midwest region.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements in this press release that are “forward-looking” statements, including statements regarding potential cost synergies and estimated increases in the Company’s unleveraged free cash flow, involve risks and uncertainties that may individually or collectively impact the matters described herein. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made and represent GEC’s assumptions and expectations in light of currently available information.  These statements involve risks, variables and uncertainties, and GEC’s actual performance results may differ from those projected, and any such differences may be material. For information on certain factors that could cause actual events or results to differ materially from GEC’s expectations, please see GEC’s filings with the SEC, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Additional information relating to GEC’s financial position and results of operations is also contained in GEC’s annual and quarterly reports filed with the SEC and available for download at its website www.greatelmcap.com or at the SEC website www.sec.gov.

Media & Investor Contact:

Great Elm Capital Group

+1 (617) 375-3006

investorrelations@greatelmcap.com